Exhibit 99.1

July 21, 2006 FOR IMMEDIATE RELEASE

Contact: Philip Paras, CFO
(315-926-8100)

PRESS RELEASE

Seneca Foods Corporation Negotiating Acquisition of Signature Fruit From John Hancock

Seneca Foods Corporation (NASDAQ: SENEA/SENEB) today announced that it has entered into exclusive negotiations to acquire the membership interests of Signature Fruit Company, LLC from John Hancock Life Insurance Company and its affiliates.

Terms of the deal were not disclosed. The transaction is expected to close in Seneca's current quarter ending September 30, 2006. Seneca said Signature Fruit will remain in Modesto.

About Seneca Foods Corporation

Seneca Foods Corporation is primarily a vegetable processing company with manufacturing facilities located throughout the U.S. Its products are sold under the Libby's®, Aunt Nellie's Farm Kitchen®, Stokely's®, READ®, and Seneca® labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, Inc., a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, Inc. under the Green Giant® label.

About Signature Fruit Company

Signature Fruit Company, based in Modesto, California, is a leading processor of shelf stable fruit products, including peaches, pears, apricots, fruit cocktail, mixed fruit and fruit salad and nectars and concentrates. Signature Fruit sells its products under the Libby's® and Nature's OrchardTM brands, as well as customer owned labels for the retail, food service, international and industrial markets. It is owned by John Hancock Life Insurance Company, a subsidiary of Manulife Financial Corporation, and its affiliates.

Manulife Financial is a leading Canadian-based financial services group serving millions of customers in 19 countries and territories worldwide. Operating as Manulife Financial in Canada and Asia, and primarily through John Hancock in the United States, the Company offers clients a diverse range of financial protection products and wealth management services through its extensive network of employees, agents and distribution partners. Funds under management by Manulife Financial and its subsidiaries were Cdn$386 billion (US$330 billion) as at March 31, 2006.

Manulife Financial Corporation trades as 'MFC' on the TSX, NYSE and PSE, and under '0945' on the SEHK. Manulife Financial can be found on the Internet at www.manulife.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements as defined in the Private Securities Litigation Reform Act (PSLRA) of 1995. The Company wishes to take advantage of the "safe harbor" provisions of the PSLRA by cautioning that numerous important factors could cause actual results to differ materially from those contained in or suggested by any forward-looking statement. These factors include, among others: general economic and business conditions; cost and availability of commodity materials; our debt levels and ability to service and reduce our debt; interest rate fluctuations; efforts and ability to increase prices and reduce costs; effectiveness of marketing, pricing and trade promotion programs; changing consumer preferences; competition, including pricing and promotional spending levels by competitors; acquisitions, if any, including identification of appropriate targets and successful integration of any acquired business; product liability claims; weather conditions; and crop yields. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For a more complete discussion of these risks and uncertainties, see the company's Annual Report on Form 10-K for the year ended March 31, 2006.